Exhibit 99.2

Gilead Sciences Completes Acquisition of
Triangle Pharmaceuticals

Thursday January 23, 4:38 pm ET

FOSTER CITY, Calif.—(BUSINESS WIRE)—Jan. 23, 2003—Gilead Sciences, Inc. (Nasdaq:GILD - News) announced today that it has completed its acquisition of Triangle Pharmaceuticals, Inc. (Nasdaq:VIRS - News) by merging Triangle with a wholly owned subsidiary of Gilead. The merger follows a cash tender offer for all outstanding shares of Triangle common stock at $6.00 per share, which was completed at midnight, New York City time, on January 15, 2003. As a result of the merger, each outstanding share of Triangle not owned by Gilead, its subsidiaries or Triangle has been automatically converted into the right to receive $6.00 in cash, without interest, subject to appraisal rights. Triangle stockholders who did not tender their shares will receive a Notice of Merger and a Letter of Transmittal that will instruct them as to how to receive the merger consideration.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide. The company has six marketed products and focuses its research and clinical programs on anti-infectives. Headquartered in Foster City, CA, Gilead has operations in the United States, Europe and Australia.

For more information on Gilead, please call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235) or visit www.gilead.com.

Contact:

     Gilead Sciences

     Susan Hubbard, 650/522-5715 (Investors)

     Amy Flood, 650/522-5643 (Media)